Exhibit 99.1

  Equinix Announces Acquisition of New Data Center in L.A. Area and
    Future Expansion Plans; Company Plans Investor Conference Call

    FOSTER CITY, Calif.--(BUSINESS WIRE)--Sept. 13, 2005--

     Strong Demand for Internet Exchange Services Drives Executive Level Changes and New Real Estate Acquisition Plans to Support
                          Continued Expansion

    Equinix, Inc. (Nasdaq:EQIX), the leading provider of network-neutral data centers and Internet exchange services, today announced an agreement to acquire a new data center in the Los Angeles area as the company continues to expand its data center operations in response to strong customer growth. Equinix will discuss the purchase of the new data center, the company's future expansion plans to lease, buy or build data center properties, and organizational changes to support its expansion plans on an investor conference call scheduled for Wednesday, September 14, 2005, at 8:30 a.m. ET (5:30 a.m. PT).
    The new center will be acquired through a purchase, where Equinix will own the land, the building and the data center assets. The center, located in El Segundo, will become Equinix's third IBX center in the Los Angeles area, and follows expansions announced by Equinix earlier this year in the Silicon Valley and Chicago markets. It will provide Equinix with additional data center space to respond to strong customer demand in the Los Angeles market, particularly among the large aggregation of rapidly growing digital media companies in the region.
    Originally built for Exodus Communications in 2001 at a cost of approximately $80 million, the 107,000 square foot stand-alone center was purchased for $34.5 million. Equinix conducted a rigorous review of all data center properties on the market in the Los Angeles area and identified this property to be the only center available to meet Equinix's high standards. The center, with its advanced power infrastructure, will add approximately 2,000 cabinets and will double Equinix's Los Angeles area footprint to more than 200,000 square feet. Equinix intends to open the new center for customers in the first half of 2006.
    The center will be interconnected to Equinix's downtown Los Angeles IBX centers through redundant dark fiber links managed by Equinix. This interconnection fabric will enable occupants in each center to have direct access to each other as if they were in the same location, and it will provide immediate access to the more than 85 networks currently operating within Equinix's L.A. IBX. The new center will also feature a physical infrastructure that is consistent with Equinix's industry-leading standards for high-performance, security, environmental control and power availability.
    Equinix also announced today that the company is considering future expansion plans to lease, buy or build data center properties in targeted large metropolitan markets as warranted by customer demand. To further advance this initiative Chief Financial Officer Renee Lanam will manage Equinix's expansion efforts under the title of Chief Development Officer. Keith Taylor, Vice President, Finance and Chief Accounting Officer of Equinix, will be named CFO.
    "With three data center acquisitions since the beginning of 2005, Equinix is responding to the strong customer growth that is solidifying our leadership position in the colocation and exchange services market and paving the way to meeting our goal of building a $500 million dollar company," said Peter Van Camp, CEO of Equinix. "As our expansion plans are critical to the growth of the company, Equinix has committed a seasoned veteran of the Equinix senior management team, Renee Lanam, to oversee these efforts. I have the utmost confidence in Renee's leadership in this new role, and I am excited that Keith Taylor, who also has a depth of knowledge and financial experience from a long tenure at Equinix, will serve as the company's CFO."
    "As customer demand drives new expansions, the current market environment gives us a significant amount of flexibility to lease, purchase or build attractive data center properties," said Renee Lanam, Chief Development Officer of Equinix. "We plan to explore new builds through build-out partnerships or other financing strategies to reduce the outlay of cash and maximize shareholder returns."
    Equinix intends to invest approximately $15.0 million of capital expenditures to upgrade the center to Equinix standards, of which $2.0 to $3.0 million is expected to be incurred in 2005, increasing 2005 expansion capex guidance to a range of $25.0 to $30.0 million and total capex to a range of $42.0 to $48.0 million. The company intends to explore sale-leaseback opportunities before year-end to minimize the cash outlay related to the purchase of the center. With this goal, current 2005 guidance on free cash flow of greater than $30.0 million remains unchanged. Revenue and EBITDA guidance for the year also remain unchanged.
    Equinix will hold an investor conference call to discuss the new Los Angeles area data center purchase, the company's expansion strategy and organizational changes on Wednesday, September 14, 2005, at 8:30 a.m. ET (5:30 a.m. PT). To join the conference call, please dial 1-773-799-3263 and reference the passcode (EQIX). A simultaneous live Webcast of the call will be available over the Internet at www.equinix.com, under the Investor Relations heading.
    A replay of the call will be available beginning on September 14th, 2005 at 7:00 a.m. PT. by dialing 1-203-369-0615. In addition, the Webcast will be available on the company's Web site at www.equinix.com. No password is required for either method of replay.

    About Equinix

    Equinix is the leading global provider of network-neutral data centers and Internet exchange services for enterprises, content companies, systems integrators and network services providers. Through the company's Internet Business Exchange(TM) (IBX(R)) centers in 11 markets in the U.S. and Asia, customers can directly interconnect with every major global network and ISP for their critical peering, transit and traffic exchange requirements. These interconnection points facilitate the highest performance and growth of the Internet by serving as neutral and open marketplaces for Internet infrastructure services, allowing customers to expand their businesses while reducing costs.

    This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of operating IBX centers and developing, deploying and delivering Equinix services; a failure to receive significant revenue from customers in recently-acquired data centers; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay outstanding indebtedness; the loss or decline in business from our key customers and other risks described from time to time in Equinix's filings with the Securities and Exchange Commission. In particular, see Equinix's recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

    Equinix and IBX are registered trademarks of Equinix, Inc.
Internet Business Exchange is a trademark of Equinix, Inc.

    CONTACT: Equinix, Inc.
             Jason Starr, 650-513-7402 (Investor Relations) jstarr@equinix.com or
             K/F Communications, Inc.
             David Fonkalsrud, 415-255-6506 (Media)
             dave@kfcomm.com